  Exhibit 10.4

NOVUSTERRA INC

This loan agreement is made between I Andrew Weeraratne (AW) and Novusterra Inc., (the Company) for AW to give a $5,000 loan to the Company and also pay any expenses on behalf of the company as needed basis. The Company agrees to pay AW annual interest compounded at 4% per year.

/S/ I Andrew Weeraratne

I Andrew Weeraratne
Chief Executive Officer
Novusterra Inc.
9-24-20